Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus dated November 28, 2008 of McCormick & Company, Incorporated and subsidiaries for the registration of 295,565 shares of Common Stock and 408,854 shares of Common Stock Non-Voting and to the incorporation by reference therein of our reports dated January 22, 2008, with respect to the consolidated financial statements of McCormick & Company, Incorporated and subsidiaries and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, incorporated by reference in its Annual Report (Form 10-K) for the year ended November 30, 2007, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 26, 2008